CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 20, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Report to Shareholders of Goldman Sachs Credit Strategies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
Boston, Massachusetts
July 21, 2011
PricewaterhouseCoopers LLP, 125 High St, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us